EXHIBIT (A)(37)













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                                                   DUKE

                                                         ENERGY

                                                               INTERNATIONAL






                 OFFER TO PURCHASE IN AUCTION SHARES OF EMPRESA

                          NACIONAL DE ELECTRICIDAD S.A.




                                    BANCHILE
                               CORREDORES DE BOLSA

                                   MARCH 1999






This report has been prepared on the basis of publicly available information, and seeks to be of assistance for the evaluation and decision that each shareholder may make individually and independently. Although reasonable efforts have been made, Banchile Corredores de Bolsa S.A. does not assume any liability whatsoever about any implicit or explicit recommendation herein made.




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                                TABLE OF CONTENTS



I.    INTRODUCTION

II.   OFFER TO PURCHASE IN AUCTION SHARES OF EMPRESA NACIONAL DE ELECTRICIDAD
      S.A.

III.  INFORMATION CONCERNING THE PURCHASER AND DUKE

IV.   INFORMATION CONCERNING ENDESA

V.    PURPOSE OF THE OFFERS: PLANS FOR THE COMPANY

VI.   EFFECT OF THE OFFERS ON THE MARKET FOR THE SHARES AND ADSs

VII.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

VIII. INSTRUCTIONS FOR SHAREHOLDERS WHO ACCEPT THE OFFER



EXHIBIT  1   INFORMATION REQUIRED ACCORDING TO THE TYPE OF SHAREHOLDER

EXHIBIT  2   FORM OF SELLING ORDER



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                          I.        INTRODUCTION

Duke Energy International, L.L.C. a Delaware limited liability company (the "Purchaser") and a wholly-owned, indirect subsidiary of Duke Energy Corporation, a North Carolina Corporation ("Duke") has the intention of acquiring control of Empresa Nacional de Electricidad S.A., a publicly-traded stock corporation incorporated under the laws of the Republic of Chile (the "Company" or "Endesa-Chile"). In order to fulfill this purpose it has decided to make an Offer in Chile (the "Chilean Offer") to acquire 3,680,947,436 shares, which will be performed by a purchase in auction (the "Auction") that will take place in a Stock Exchange in Chile (the "Stock Exchange").

Concurrent with the Chilean Offer a U.S. Offer is being made for up to 501,947,400 Shares. The total number of Shares (including Shares represented by
ADSs) that it is sought to acquire in the two Offers amounts to 4,182,894,836 Shares (51% of the Shares issued).

The price offered by Duke is 250 pesos per Share, net to the seller in cash, and without interest thereon, and a price of 7,500 pesos per ADS.

The Estatutos of the Company (the "Bylaws") currently prohibit (a) any person from owning, directly or indirectly through related parties more than 26% of the voting capital stock of the Company and (b) any person from exercising, directly or indirectly through related parties, the voting rights with respect to an amount of shares that represent more than 26% of the voting capital stock of the Company. Accordingly, the Offers are subject to the satisfaction of the Bylaw Amendment Condition. In order for this condition to be satisfied, an extraordinary meeting of the Company's shareholders (the "Bylaw Meeting") must be called to consider amendments to Articles 5 bis and 32 bis of the Bylaws (together the "Bylaw Amendments") to increase the percentage of Shares that a single shareholder (or group of shareholders) may beneficially own, directly or indirectly, in the Company and freely exercise voting rights with respect thereto, from 26% to 65% of the outstanding voting Shares of the Company. For these purposes the Board of Directors of the Company has called an Extraordinary General Shareholders' Meeting to be held on April 8, 1999. Approval of the Bylaw Amendments requires the affirmative vote of at least 75% of the outstanding Shares (including Shares represented by ADSs).

Duke and the Purchaser urge all holders of Shares and ADSs to vote their Shares and/or ADSs in favor of the Bylaw Amendments at the Bylaw Meeting, regardless of whether such holders intend to tender their shares and/or ADSs in the Offers.

Should holders of at least 75% of the outstanding Shares approve the Bylaw Amendments, Chilean law requires the publication and recording of the shareholder approval before the Bylaw Amendments will be effective. The time required to obtain the publication and recording of the shareholder approval is uncertain. While there can be no assurance as to this timing, Duke's Chilean counsel advises that these actions could be accomplished within 10 business days.


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The Chilean Auction will be scheduled to take place as soon as possible (and, in any event, within 20 business days) after the effectiveness of the Bylaw Amendments.

Tendering holders of Shares will not be obligated to pay any brokerage fees, commissions or stock exchange transfer taxes on the sale of their Shares if the purchase of Endesa shares by Duke is materialized in the Auction.

According to the Uniform Code Statistics Record filed by the Company with the Superintendency of Securities and Insurance (S.V.S.), as of December 31, 1998, there were 8,201,754,580 Shares outstanding including the number equivalent to 13.17% of all the Shares represented by ADSs. As of the date hereof, Duke does not beneficially own any Shares or ADSs. If Shares and/or ADSs representing 4,182,894,836 Shares are validly tendered and accepted for payment pursuant to the Offers, Duke would beneficially own in the aggregate approximately 51% of the outstanding shares (Based on the number of Shares reported to be outstanding as of December 31, 1998).

The purpose of the Chilean Offer and of the U.S. Offer is to acquire control of, and a majority of the equity interest in, the Company. Duke intends, as soon as practicable after the consummation of the Offers, to seek majority representation on the Company's Board of Directors.

THE OFFERS SHALL NOT PROCEED UNLESS SHAREHOLDERS OF THE COMPANY APPROVE THE BYLAW AMENDMENTS BY THE AFFIRMATIVE VOTE OF HOLDERS OF AT LEAST 75% OF THE OUTSTANDING SHARES (INCLUDING SHARES REPRESENTED BY ADSs)



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II. OFFER TO PURCHASE IN AUCTION SHARES OF EMPRESA NACIONAL DE ELECTRICIDAD S.A.

(Published in "El Mercurio de Santiago of February 25, 1999)

DUKE ENERGY INTERNATIONAL, L.L.C. ("Duke International") a limited liability company incorporated under the laws of the State of Delaware United Sates of America, engaged in investments, headquartered at 5400 Westheimer Court, Houston, Texas, United States of America, and for these purpose at No. 970 Moneda St., 12th floor, Santiago, Chile, wholly owned subsidiary of DUKE ENERGY CORPORATION ("Duke"), a company incorporated under the laws of the State of North Carolina, United States of America, offers to purchase directly or through a Chilean affiliate, (the "Affiliate") wholly controlled by Duke International and especially incorporated therefor, 3,680,947,436 shares, with no par value (the "Shares") representing 44.88% of the subscribed and paid capital stock of EMPRESA NACIONAL DE ELECTRICIDAD S.A. ("Endesa") from all the Chilean shareholders of Endesa, individuals or legal entities, by means of a purchase in auction (the "Auction") that will take place in the Bolsa de Comercio de Santiago Bolsa de Valores (the "Stock Exchange") in accordance with the rules established in paragraph 2.3 of Section B, of the Auction System of the Manual for Operations in Stock Exchange Shares1.

This notice is published pursuant to what is stated in the notice of Takeover of Control of Endesa and affiliates and associated companies, published in the newspaper "La Segunda" of February 18, 1999 and supplemented by notice published on February 25, 1999 in the newspaper El Mercurio of Santiago.

CHARACTERISTICS OF THE OFFER.

1. Duke International invites all the Chilean shareholders of Endesa to tender their Shares in the Auction so that Duke International or the Affiliate, may purchase and acquire 3,680,947,436 subscribed and paid for Shares of Endesa that are tendered, according to the terms of this notice, at the minimum price of $ 250 per share. No interest or adjustments will accrue on this price. The price of the purchase and sale will be paid under the stock exchange term called "Normal Cash", that is to say, on the business day succeeding the date of the Auction.

2. The purchase price of the Shares will be paid by nominative check issued to the name of the seller to be delivered after the receipt for the money and the release are signed.


----------------------
1   Duke is considering conducting the Auction on the Electronic Stock Exchange instead of the Santiago Stock Exchange. If Duke decides to conduct the Auction on the Electronic Stock Exchange it will announce and inform stockholders of this fact at the time the date for the Auction is established.




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3. The invitation to tender offers will start on March 4, 1999, and without prejudice to what is stated in number 12 for the Stock Exchange Brokers, it will expire at 12 midday of the fifth stock exchange business date prior to the Auction date ("Period of the Offer"). The Auction will take place within ten stock exchange business days counted from the date of publication of the notice to which reference is made in No. 4 hereinbelow.

4. In order to carry out the Auction it is essential condition that an Extraordinary General Meeting of Shareholders of Endesa takes place on or before April 8, 1999, and legally approve the amendment to Article 5 Bis of its bylaws, that presently establishes that "no person, directly or through other related persons may concentrate more than 26% of the voting shares of the company", and of Article 32 Bis of its bylaws, that presently establishes that "notwithstanding what is provided in the preceding article, no shareholder may exercise per se or representing other shareholders the right to vote for more than 26% of the voting shares subscribed, being able to discount for this purpose the excess over 26%", and that ends stating "nor shall any person represent shareholders who in the aggregate own more than 26% of the shares subscribed", with the object of replacing such limit of 26%" of maximum stock participation by a new percentage of 65%, and likewise to take such supplementary resolutions as may be necessary and sufficient to materialize such bylaw amendment and that such Bylaw Amendments is properly legalized in a timely manner and form. Once the above described condition is met, Duke International shall publish, within the 10 stock exchange business days following the legalization of the bylaw amendment, a prominent notice in the newspaper El Mercurio of Santiago and in the Wall Street Journal of New York, United States of America, respectively, giving information to this effect, and establishing the date for the Auction.

5. In the event Endesa's shareholders should accept to sell a number of shares higher than the maximum amount that is offered to be purchased, Duke International or the Affiliate will purchase shares on a pro rata basis from those that each shareholder has decided to sell, until the total amount that corresponds to the maximum shares tendered for purchase is completed. For this purpose, the final number of shares that Duke International or the Affiliate, shall acquire from each offering shareholder will be calculated multiplying the number of shares offered for sale to Duke International by each shareholder by a proration factor (Proration Factor) that will be obtained from dividing the maximum number of shares offered to purchase by the quantity of shares offered for sale according to the terms of this notice. The purchase will be made only for the whole number of Shares resulting from the above described formula, adjusting downwards if the fraction is under 0.50 or upwards if the fraction is equal to or over 0.50. In the event that once the proration factor mentioned is applied, the total number of shares to be purchased does not coincide with the number of Shares allocated, the final figure will be adjusted adding or subtracting the difference to the Shareholder that has offered the most shares for sale. Duke International will communicate the Proration Factor that will be applied on the same day of the Auction, at the latest at 1.00 p.m., through the terminal system of the Stock Exchange, and subsequently by publication in the newspaper "La Segunda" of the same day.


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
6. Duke International or the Affiliate will not acquire those shares that are offered in terms and conditions that are different from those set forth in this notice. In the case of shares that are not acquired by Duke International, or the Affiliate, because the requirements and conditions established in this notice of offer are not complied with or if the Auction is not performed as provided for in this notice, no right, indemnification, payment or reimbursement will generate in favor of the shareholders who have made offers for sale, nor will this give rise to any obligation or liability against Duke, Duke International, the Affiliate, Banchile Corredores de Bolsa S.A., their respective attorneys-in-fact, advisers or representatives.

In the event the Auction is suspended by a judicial or administrative order, Banchile Corredores de Bolsa S.A. will return the shares that were received for such purpose, either from a stock broker or persons who have delivered them directly in Banchile Corredores de Bolsa S.A., within the period of 7 business days following the date of suspension of the Auction.

7. The shares offered for sale must be registered in the name of the selling shareholders, fully paid to Endesa, free from encumbrances, prohibitions, embargoes, lawsuits, precautionary measures, suspensive or resolutory conditions and, in general, free from circumstance that could prevent their free assignment or transfer. In addition, the shares that are not properly recorded in the name of Banchile Corredores de Bolsa S.A. at 6.00 p.m. of the stock exchange business day prior to the date of the Auction will not be considered in any way for the purpose of the Auction, excluding the sellers mentioned in number 14 hereinbelow.

8. It is established that Duke International will act through Banchile Corredores de Bolsa S.A. ("Banchile") for the purchase of the Shares. The shareholders, however, may offer to sell their shares through any Stockbroker. In turn, each broker will accumulate the orders of its clients to its own, and will issue a selling order to Banchile for the aggregate of the corresponding shares. It will be the responsibility of each stockbroker to check the existence and accuracy of the documents to which reference is made in Nos. 10 and 11 below.

9. The Stockbrokers will receive selling orders until 12.00 hours of the fifth stock exchange business day prior to the date of the Auction. Banchile will register for the Auction all the selling orders that it has received from different shareholders, either directly or through other Stock Exchange brokers, provided the conditions and terms contained in this notice have been complied with.

10. The individuals who hold shares and wish to offer their shares for sale shall: (i) sign the selling order for all the shares that they offer to sell;
(ii) deliver to the Stock Exchange broker the certificate or certificates of the Shares; (iii) exhibit their identification card and deliver a photocopy thereof signed by the offeror, which will remain in the hands of the Stock Exchange broker; (iv) if the individual is represented by a third party, copy of the current power of representation with sufficient authorities, delivered or attested to by a Notary Public must be exhibited and delivered to the Stock


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Exchange Broker; (v) exhibit and deliver all those additional antecedents that are required in order to evidence the authority and capacity of the offeror to alienate the Shares; (vi) deliver properly signed, the corresponding share transfer, where the shareholder will appear as seller and the Stock exchange broker as buyer; and (vii) fill in the Client Record in accordance with the regulations issued by Superintendencia de Valores y Seguros ("SVS").

11. Legal entities that hold shares and wish to offer their shares for sale shall: (i) sign the selling order for all the shares that they offer to sell;
(ii) deliver to the Stock Exchange broker the certificate or certificates of the Shares; (iii) exhibit the identification card of its legal representative and deliver a photocopy thereof signed by the offeror, which will remain in the hands of the Stock Exchange broker; (iv) exhibit and deliver to the Stock Exchange broker copy of the legal background information of the respective legal entity, and copy of the current power of representation with sufficient authorities, delivered or attested to by a Notary Public; (v) exhibit and deliver all those additional antecedents that are required in order to evidence the authority and capacity of the offeror to alienate the shares; (vi) deliver, properly signed, the corresponding share transfer, where the shareholder will appear as seller and the Stock exchange broker as buyer; and (vii) fill in the Client Record in accordance with the regulations issued by Superintendencia de Valores y Seguros ("SVS").

12. The brokers must give their selling order to Banchile at the latest at 6.00 p.m. of the fifth stock exchange business day prior to the date of the Auction, complying with the following requirements: (i) sign one single selling order for all the shares they own and those that belong to third parties; (ii) deliver to Banchile the certificate or certificates of all the shares contained in the selling order; (iii) exhibit the identification card of the legal representative and deliver a photocopy thereof, signed by the offeror, that will remain in the possession of Banchile; (iv) exhibit and deliver to Banchile copy of the current power of representation; and (v) deliver, properly signed, the corresponding share transfer, where the broker will appear as seller and Banchile as buyer.

13. The selling order, that will state the terms of the offer must contain, at least, the following special data: (i) that the minimum sale price is $ 250 per share; (ii) that it is irrevocable from 6.00 p.m. of the second stock exchange business days prior to the date of the Auction; (iii) that it accepts the purchase system on the basis of Proration Factor; (iv) that it authorizes Banchile to publish the notice to which the stock exchange rule refers; (v) that it authorizes the broker to accumulate its selling order with other orders into one or more divisible or indivisible lots; (vi) that it authorizes Banchile to complete the antecedents of the transfer of shares pursuant to what is stated in No. 15; (vii) that it accepts all the terms and conditions of the offer contained in this notice; and (viii) that the shareholder is a Chilean person. A copy of the form will be kept by the selling shareholder, to support the commercial terms in which the selling order has been given,

14. Pension Funds, Mutual Funds and other institutional investors, that, according to the law, must have the investments in their own name until their sale, who should wish to participate in this offer of Shares, as regards the sale of shares, shall be ruled by the standard procedures stipulated in the current regulations.


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15. In the event the shares that are offered for sale exceed the maximum amount of shares that are offered to purchase and consequently the Proration Factor must be applied, the excess of shares that will not be acquired will be properly returned to the Stock Exchange broker or to those persons that have delivered them directly to Banchile, within the 7 business days following the date of the Auction.

16. The offer in Auction is conditioned to the reception of offers for sale in Chile, that are in effect on the date of the Auction of a block of Shares amounting to at least 3,680,947,436 shares representing 44.88% of the stock capital of Endesa subscribed and paid for and the reception of offers of sale through the "Tender Offer" in the United States of America of at least 501,947,400 shares, including those that are acquired in the form of ADSs, representing 6.12% of the capital stock of Endesa at present subscribed and paid for. Without prejudice to the above, the above described condition can be waived by Duke International, at its sole discretion, including within its authorities the possibility of considering or not the excess shares offered for sale in one market to make up for the deficit of Shares offered for sale in another.

Furthermore, the Auction will not be held if in the exclusive judgment of Duke International, any of the following events has occurred or it is expected to occur.

(a) There shall have been instituted any action or proceeding by any authority or court, domestic or foreign, seeking (i) to suspend, restrain or prohibit the Auction or the Tender Offer or any of the terms and conditions thereof; (ii) to restrict or prohibit the exercise by Duke International or any of its affiliates of any of its rights with respect to any relevant business or assets of Endesa or of its affiliates, or obligate Duke International or any of its affiliates or Endesa or its affiliates to dispose of any relevant business or asset of Endesa or of its affiliates; or (iii) impose any limitation on the ability of Duke International or any of its affiliates to exercise its rights as a shareholder of Endesa.

(b) There shall have occurred: (i) any relevant change or circumstances that materially adversely affects the business, assets, financial condition or net worth of Endesa or its affiliates or the value of the shares of Endesa; or (ii) any suspension in trading of the Shares, and

(c) There shall have occurred any modification to the Bylaws of Endesa or its affiliates, other than the Bylaw Amendment set forth in No. 4 of this notice of, or there shall have been declared after February 18, 1999 any dividend;

The foregoing conditions are for the sole benefit of Duke International and may be waived at its sole discretion.

Another condition to carry out the Auction is the approval under the terms of Decree Law 600 of Duke International to make a capital contribution in dollars of the United States of America, for the equivalent amount necessary to be able to pay for all the Shares it has offered to purchase in Chile. As in the cases


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mentioned above, this condition can only be fully or partially waived by Duke
International, at its exclusive discretion.

Finally, the absence of competitive offers will be a condition to carry out the Auction. Without prejudice to the above, Duke International reserves the right, if there are competitive offers to waive the aforementioned condition and increase the price offered, all this at its exclusive discretion.

17. The Stock Exchange brokers must expedite the share transfers only after the 5th day prior to the Extraordinary General Shareholders' Meeting of ENDESA mentioned in No. 4, so that the shareholders may exercise their voting right at such meeting.

         Banchile, in its capacity of Stock Exchange broker will request the registration in Endesa of the transfers of the shares assigned to Duke International or to its Affiliates in the auction on the stock exchange business day succeeding the date of the auction, and against the payment of the price of the shares.

18. Concurrent with this offer to purchase shares Duke International is making an offer in the United States of America to purchase Shares and ADSs of Endesa beneficially owned by shareholders who are not Chileans, by means of a Tender Offer in that country. The conditions and characteristics of such offer are contained in the document called 14D-1, which has been filed with the Securities and Exchange Commission of the United States of America. Copy of the prospectus will be translated into Spanish and sent to the Superintendency of Securities and Insurance, the Stock Exchange, and a copy of both documents will be available to the shareholders in the offices of Banchile on or before March 4, 1999.

                  The price that Duke International will pay to the Chilean shareholders will be the same as that which it will pay to the non-Chilean shareholders.


19. In the event a change occurs in the number of shares of Endesa, as, for example in the case of the exchange of shares or the subscription of new Shares and in view of the fact that the offer for acquisition in Auction of Endesa shares has been made on the basis of the number of shares in Endesa subscribed and paid for on the date of such Offer, Duke International reserves the right not to carry out the Auction or modify the Offer considering the number of shares in Endesa subscribed and paid for that will enable it to obtain the object pursued.

20. This Notice constitutes the offer to purchase in Auction shares of Endesa, so that its terms prevail in the event of discrepancy with the terms of the notice of take over of control mentioned at the beginning.

Further data and information may be requested in the office of Banchile, located at 975 Agustinas, second floor, Santiago, or calling telephone 661-2200.

                        DUKE ENERGY INTERNATIONAL L.L.C.


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             III. INFORMATION WITH RESPECT TO THE PURCHASER AND DUKE

         The Purchaser is a limited liability company organized under the laws of the State of Delaware, U.S.A., develops, owns and operates energy projects worldwide and has capabilities that include natural gas exploration, production, processing, transportation and supply, and electric power generation, delivery and marketing. In Latin America, the Purchaser currently has ownership interests in approximately 1,750 MW of electric generating capacity in Argentina, Chile, Ecuador and Peru. It also has interests in 125 miles of gas transmission and 245 miles of electric transmission, as well as exploration and production rights in Blocks 85, 40 and 41 in Peru. The Purchaser is the international energy subsidiary of Duke. All of the issued and outstanding capital stock of the Purchaser is held directly by Duke Energy Global Asset Development, Inc. ("Duke Global Asset"), an indirect wholly-owned subsidiary of Duke. The principal executive offices of the Purchaser are located at 5400 Westheimer Court, Houston, Texas 77056-5310, U.S.A. (Telephone: 713-627-5400).

         DUKE GLOBAL ASSET. Duke Energy Global Asset is a Nevada corporation with indirect ownership interests in more than 6,500 MW of generation capacity worldwide, including projects under construction and under contract. Duke Global Asset is wholly owned by Duke-Energy Services, Inc. ("DESI"). The principal executive offices of Duke Global Asset are located at 400 South Tryon, Suite 1800, Charlotte, NC 28285, U.S.A. (Telephone: 704-382-2525).

         DESI. DESI is a Delaware Corporation that is the holding company for a variety of indirect subsidiaries of Duke that are engaged in energy businesses that are not regulated in the United Sates. DESI is wholly owned by PanEnergy Corp ("PanEnergy"). The principal executive offices of DESI are located at 400 Westheimer Court, Houston, Texas 77056-5310, U.S.A.

         PANENERGY: PanEnergy is a Delaware corporation that is the direct owner of DESI and of the subsidiaries that are engaged in the natural gas transmission business of Duke in the United States. PanEnergy is wholly owned by Duke Capital Corporation ("DUKE CAPITAL"). The principal executive offices of PanEnergy are located at 5400 Westheimer Court, Houston, Texas 77056-5310, U.S.A. (Telephone:
713-627-5400).

         DUKE CAPITAL. Duke Capital (formerly Church Street Capital Corporation) is a Delaware corporation and a direct wholly-owned subsidiary of Duke. Duke Capital provides financing and credit enhancement services for its subsidiaries. The principal executive office of Duke Capital is located at 422 South Church Street, Charlotte, North Carolina 28202, U.S.A. (Telephone 704-594-6200).

         DUKE. Duke is a global energy company with more than U.S.$ 26 billion in assets. Organized as a corporation under the laws of the State of North Carolina, U.S.A. and headquartered in Charlotte, North Carolina. Duke, through its affiliated companies, produces, transports and markets energy and provides energy services in more than 50 countries worldwide. In the United States, Duke provides electric service to approximately 2 million customers in North Carolina


                                 Page 34 of 59
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and South Carolina, operates interstate pipelines that deliver natural gas to various regions of the country and is a leading marketer of electricity natural gas and natural gas liquids. In Latin America, Duke has significant investments, through the Purchaser, in Chile, Argentina Peru and Ecuador. Duke's common shares are listed on the NYSE where they trade under the symbol "DUK". The principal executive offices of Duke are located at 422 south Church Street, Charlotte, North Carolina 28202, 1904 U.S.A. (Telephone:
704-594-6200).

         Duke is subject to the information and reporting requirements of the U.S. Securities Exchange Act of 1934 and in accordance therewith is required to file electronically via the U.S. Securities and Exchange Commission's ("SEC") EDGAR System periodic reports, proxy statements and other information with the SEC relating to its business (including the business conducted by the Purchaser), financial condition and other matters. Certain information, as of particular dates, concerning Duke's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them) the principal holders of Duke's securities, any material interests of such persons in transactions with the principal holders of Duke's securities, any material interests of such persons in transactions with Duke's and certain other matters is required to be disclosed in proxy statements and annual reports distributed to Duke's shareholders and filed with the SEC. Such reports, proxy statements and other information may be obtained via the SEC's website at http://www.sec.gov.

         Duke recently publicly released its financial results for the year ended December 31, 1998. Duke posted revenues of $17.6 billion, net income of $1.25 billion and earnings before interest and taxes of $2.65 billion.

         Set forth below is a summary of certain consolidated financial information with respect to Duke and its subsidiaries for the fiscal years ended December 31, 1995, 1996 and 1997, excerpted from financial statements presented in Duke's 1997 Annual Report, and for the nine months ended September 1997 and 1998, excerpted from financial statements presented in Duke Quarterly Reports.

                             DUKE ENERGY CORPORATION
                      SELECTED CONSOLIDATED FINANCIAL DATA

In millions
(except quantities per share)      1995         1996          1997        Nine         Nine
                                                                          months       months
                                                                          ended        ended
                                                                          30/9/97      30/9/98
-------------------------------------------------------------------------------------------------
Income

Operating Revenues              $ 9,694.7    $ 12,302.4    $ 16,308.9   $ 11,719.2    $ 13,426.7

Operating Expenses                7,626.4      10,143.8      14,338.9     10,150.9      11,443.7
                               ------------------------------------------------------------------

Operating Income                  2,068.3       2,158.6       1,970.0      1,568.3       1,983.0

Other Income and Expenses           122.2         135.6         138.1        115.2         148.2
                               ------------------------------------------------------------------

Earnings before Interest
and Taxes                         2,190.5       2,294.2       2,108.1      1,683.5       2,131.2

Interest Expense                    508.2         499.2         471.8        349.8         385.1

Minority Interest                  ------           6.2          23.0         10.7          62.1
                               ------------------------------------------------------------------

Earnings before Income
Taxes                             1,682.3       1,788.8       1,613.3      1,323.0       1,684.0

Income Taxes                        664.2         697.8         638.9        533.2         647.7
                               ------------------------------------------------------------------

Income before
Extraordinary Item                1,018.1       1,091.0         974.4        789.8       1,036.3

Extraordinary Item                  -----          16.7         -----        -----          (8.0)
                               ------------------------------------------------------------------

Net Income                        1,018.1       1,074,3         974.4        789.8       1,028.3

Dividends and Premiums on
Redemption of Preferred and
Preference Stock                     48.9          44.2          72.8         33.2          16.5
                               ------------------------------------------------------------------
Earnings for Common
Stockholders                        969.2       1,030.1         901.6        756.6       1,011.8

=================================================================================================

Common Stock Data

Shares of Common Stock

Year-end                            361.8         359.4         359.8

Averages                            361.2         361.2         359.8        359.8         360.6

Basic Earnings per share
(before Extraordinary item)          2.68          2.90          2.51         2.10          2.83

Basic earnings per share             2.68          2.85          2.51         2.10          2.81

Dividends per Share                  1.50          1.57          1.90         1.35          1.65

-------------------------------------------------------------------------------------------------



                                 Page 36 of 59

Balance Sheet

Total Assets                     20,867.9      22,366.2     24,028.8      23,776.0      26.183.9


Long-term debt                    5,803.0       5,485.1      6,530.0       6,010.0       6,613.6

Preferred Stock with
Sinking Fund
Requirements                        234.0         234.0        149.0         230.0         104.0

-------------------------------------------------------------------------------------------------

IV.      INFORMATION CONCERNING ENDESA

         ENDESA is the largest electricity generation and transmission company in Chile and one of the largest companies in the country. The Company owns and operates generation facilities in Chile with an aggregate installed capacity at December 31, 1998, of 3,522 megawatts (or "MW"). At December 31, 1998 that Company had approximately 45% of the total installed capacity of Chile.

         The electricity produced as at December 31,1998 amounted to 12,188 gigawatts (or "Gwh") which accounted for approximately 37% of the energy produced in Chile. 76% of the Endesa's installed capacity in Chile is hydroelectric, with the remaining being thermal electric. The Company also owns and operates a transmission system comprising most of the transmission lines and substations connected to SIC in Chile and selectively participates in infrastructure projects through its majority owned subsidiary Infraestructura 2000 S.A.

         The Company also participates in the production and commercialization of electric energy in Argentina, since 1992, in Peru, since 1995, in Colombia, since December 1996 and, in Brazil since September 1997.Endesa administers in other Latin American countries a total of 8,152 MW of installed capacity.

CONSOLIDATED INCOME STATEMENT IN MILLIONS OF PESOS OF DECEMBER 1998.

                                                     DEC. 97           DEC. 98

OPERATING INCOME                                     668,813           811,612
Operating Expenses                                -424,362            -482,562
Gross Income                                         244,442           329,049
Adm and Sales Expenses                               -27,520           -37,892
OPERATING INCOME                                     216,922           291,157

Financial Income                                      17,625            26,515
Financial Expenses                                  -116,488          -163,288
Profit Investments in Related Companies               13,897               300
Losses Investments in Related Companies                    0                 0
Other  Non operating Income                           13,314            13,088
Other Non Operating Expenses-                        -21,532           -19,978
Amort Negative Goodwill                               -4,035            -5,576
Price Level Restatement                               27,259           -23,612
NON OPERATING INCOME                                 -69,960          -172,551

INCOME BEFORE TAXES                                  146,962           118,606
Income Taxes                                         -24,172           -26,200
Consolidated Profit                                  122,790            92,407
Minority Interest                                    -21,761           -75,437
Net Profit                                           101,029            16,970
Amort Goodwill                                        21,417            28,207
NET PROFIT OF THE FINANCIAL PERIOD                   122,446            45,177






The information of the Consolidated Income Statement has been obtained from the FECU (Ficha Estadistica Codificada Uniforme) at December 31, 1998.

CONSOLIDATED GENERAL BALANCE SHEET IN MILLIONS OF PESOS OF DECEMBER 1998

                                                     DEC. 97           DEC. 98

ASSETS                                             4,475,004         5,249,856
CURRENT ASSETS                                       291,348           405,996
Cash+ Time Deposits.+ Negot. Securities               97,274           162,819
Debtors for sales                                     90,379            84,135
Accounts Receivable                                    4,018             4,104
Accounts Receivable Related Companies                 45,267            85,236
Sundry Debtors                                        10,709            12,928
Stocks                                                18,493            17,138
Other Current Assets                                  25,207            39,364

FIXED ASSETS                                       3,762,583         4,451,854
Land                                                  34,009            36,324
Construc. and Infrastructure work                  1,960,766         3,014,849
Machinery and Equipment                            3,021,256         2,243,964
Other Fixed Assets                                    25,620           216,150
Higher Value Reappraisal                             160,593           386,288
Accumulated Depreciation                          -1,439,750        -1,445,722

OTHER LONG TERM ASSETS                               421,072           392,007
Accounts Receivable Related Companies                      0            20,192
Other Assets                                         137,218           159,113
Investment in Related Companies                      249,462           198,094
Investment in Other Companies                          1,745             1,745
Lower Value of Investments                           101,254        101,946
Higher Value of Investments                         -106,791          -154,898
Long Term Debtors                                     26,460            54,370
Intangibles                                           11,724            11,725
Amortization                                               0              -280




The information of the Consolidated General Balance Sheet has been obtained from the FECU (Ficha Estadistica Codificada Uniforme) at December 31, 1998.

CONSOLIDATED GENERAL BALANCE SHEET IN MILLIONS OF PESOS OF DECEMBER 1998

                                                   DEC. 97           DEC. 98

LIABILITIES                                      4,475,005         5,249,856
CURRENT LIABILITIES                                197,475           381,381
Short term Debts  with Banks                        17,941            34,354
Long term Debts with Banks S/T Portion              40,701           166,926
Debts with the public (bonds)                       33,853            41,562
LT debts due within one year                         2,414             8,909
Accounts  Payable                                   54,807            55,236
Dividends Payable                                    9,299                30
Documents Payable                                        0                 0
Sundry Creditors                                     4,317            42,779
Documents Payable Related Companies                  4,488             2,924
Other Current Liabilities                           29,655            28,661

LONG TERM LIABILITIES                            2,015,785         2,334,004
Debts with banks                                 1,441,735         1,374,902
Debts with the public (bonds)                      519,672           701,803
Documents Payable                                   27,387           170,638
Sundry Creditors                                     6,798            64,275
Documents Payable Related Companies                      0                 0
Provisions                                          16,696            17,485
Other Liabilities                                    3,497             4,902

MINORITY INTEREST                                  976,201         1,241,123

Shareholders' Equity                             1,285,542         1,293,348
Equity Capital + Reserves                        1,137,055         1,132,741
Retained Profits Previous Fiscal periods            96,615           115,430
Profit of the Financial Period                     122,446            45,177
Interim Dividends                                  -70,574                 0



The information of the Consolidated General Balance Sheet has been obtained from the FECU (Ficha Estadistica Codificada Uniforme) at December 31, 1998.

PRICE RANGE OF SHARES

The shares are listed and traded in Bolsa de Comercio de Santiago, Bolsa Electronica de Chile ("Electronic Exchange") and the Bolsa de Corredores de Valparaiso (the "Valparaiso Stock Exchange"), (collectively, the "Chilean Stock Exchanges"). The following table sets forth, for the periods indicated, the high and low closing prices of the shares on the Santiago Stock Exchange.

                                                             Per Share(1)
                                                             ------------
                                                      High                Low
                                                       $                   $
                                                       -                   -
1998
                    January                          257.50              225.00
                    February                         269.50              233.00
                    March                            286.00              267.00
                    April                            288.00              244.00
                    May                              257.50              230.00
                    June                             241.25              211.00
                    July                             235.00              214.00
                    August                           219.00              141.00

                                                       High                 Low
                                                          $                   $
1998                September                        155.00              124.00
                    October                          160.00              123.00
                    November                         175.00              156.00
                    December                         180.00              142.00
1999
                    January                          206.00              143.00
                    February                         222.00              188.00
                    First Quarter (up to March 03)   215.00              208.00


(1)      According to the information provided by Stock Exchange of Santiago

         On February 17, 1999 the last full day of trading on the Santiago Stock Exchange, prior to the announcement of the Offers, the reported closing sales price of the Shares on the Santiago Stock Exchange was Ch$211.00 per share.

The ADSs are listed and traded on the NYSE under the symbol "EOC". Each ADS represents 30 Shares. The following table sets forth, for the periods indicated, the quarterly high and low closing prices of the ADSs on the NYSE in U. S. Dollars.

                                                        By ADS (1)

                                            Maximum                    Minimum
                                            US$                        US$


1996

         First Quarter                      23                         18  7/8
         Second Quarter                     211/2                      183/4
         Third Quarter                      22 1/8                     19
         Fourth Quarter                     19 7/8                     15 1/8

1997

         First Quarter                      193/4                      15  3/8
         Second Quarter                     23 7/8                     18  1/8
         Third Quarter                      241/2                      21 3/16
         Fourth Quarter                     211/4                      16 13/16


1998

         First Quarter                      19 5/8                     14  3/8
         Second Quarter                     191/2                      14 1/6
         Third Quarter                      15 3/8                     7 7/8
         Fourth Quarter                     12                         7 7/8

1999

         First Quarter (until February 24)  13 5/16                    9


         (1) According to the information provided by NYSE

DIVIDENDS.

The table below sets forth the amount in Chilean pesos of the profit per Share and the dividends paid with respect to each one of the years indicated.


             Years ended                Dividends                   Profit
             December 31                Per Share                Per share
                                        $ Dec. 98                $ Dec. 98
---------------------------------------------------------------------------
                1995                        33.18                    21.85
                1996                        13.14                    19.09
                1997                        17.33                    14.93
                1998                         4.80                     5.51

V.       PURPOSE OF THE OFFERS: PLANS FOR THE COMPANY.

         The purpose of the Offers is to enable Duke to acquire control of, and a majority of the equity interest in the Company. Upon termination of the Offers, Duke would beneficially own 4,182,894,836 Shares (assuming that the Offers are fully subscribed) representing approximately 51% of the outstanding Shares.

         Duke intends, as soon as practicable after consummation of the Offers, to seek majority representation on the Company's Board of Directors. Duke believes, however, that the Company's institutional and other minority shareholders should also be represented on the Board of Directors, consistent with their level of ownership.

         Duke considers Latin America to be one of the largest and most dynamic energy markets in the world, and views the Company as a potential platform to establish Duke as a leading participant in those markets. If the Offers are completed, Duke intends that the Company become Dukes power generation investment vehicle for growth and expansion in Latin America. Duke believes that, together, the Company and Duke would become the first truly regional power generation and energy trading and marketing force in Latin America with opportunities for future growth through the combination of the Company's assets and management team with Duke's financial resource and experience.

         Following the consummation of the Offers, Duke intends to support a dividend policy and capitalization of the Company that is consistent with the growth objectives of the Company.

         Except as otherwise discussed in this Offer to Purchase, neither Duke nor the Purchaser has any present plans or proposals that would result in any extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets of the Company or any of its subsidiaries or any other material change to the Company's capitalization, dividend policy, capital structure, corporate structure or business.

VI.      EFFECT OF THE OFFERS ON THE MARKET FOR THE SHARES AND ADSs.

         According to Chilean law, the SVS may cancel the registration of any security of the Company in the Securities Registry in the following cases: (i) if quotations or transactions have been suspended for more than 120 days and the causes for such suspension have not been cured, and (ii) in certain serious cases, such as, (a) if registration was obtained with false information; (b) if the Company delivered false information to the Stock Exchange or brokers; (c) in the case of a market offer, if the issuer divulged false notices or advertisements; and (d) if the security does not comply with the requirements for its registration.

         Effects on Market for Shares. The purchase of Shares pursuant to the Offers will reduce substantially the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares. In view of the number and value of the Shares that would remain outstanding after completion of the Offer, Duke believes that there will continue to be a liquid market for the Shares. While a reduction in publicly traded Shares could adversely affect liquidity and market value, the Purchaser cannot predict, with any certainty, whether this reduction would have an adverse or beneficial effect on the market price for, or marketability of, the Shares.

         The Shares are traded on the Santiago Stock Exchange, the Valparaiso Stock Exchange and the Electronic Exchange. Duke and the Purchaser recognize that the existence of a liquid trading market for the Shares in Chile is important to holders of Shares. Consequently, the current strategy of Duke and the Purchaser is to cause the Company to maintain the listing of those Shares on these stock exchanges. In view of this strategy and the fact that the laws of Chile do not provide a mechanism for the forced delisting of the securities once trading has commenced, the Purchaser and Duke do not expect that the Offers will have any adverse impact on the listing of the Shares on any stock exchange in Chile.

         Effects on Market for ADSs. The purchase of ADSs pursuant to the U.S. Offer will reduce the quantity of ADSs that might otherwise trade publicly and could reduce the number of holders of ADSs. In view of the number and value of the ADSs that would remain outstanding after completion of this Offer, Duke believes that there will continue to be a liquid market for the ADSs. While a reduction in the number of ADSs publicly traded could adversely affect liquidity and market value, the Purchasers cannot predict, with any certainty, whether this reduction will have an adverse or beneficial effect on the market price for, or marketability of, the ADSs.

         The ADSs are listed on the NYSE. Duke and the Purchaser recognize that the existence of a liquid trading market for the ADSs is important to holders of ADSs. Consequently, the current strategy of Duke and the Purchaser is to cause the Company to maintain this listing. The NYSE does not currently have a formal policy with respect to the delisting of ADSs. Accordingly, while Duke expects to maintain the NYSE listing for the Shares, the Purchaser and Duke cannot guarantee the continued listing of the ADSs in NYSE

         If the liquidity and market value of the Shares and of the ADSs are materially and adversely affected by the Offers, Duke will analyze and take whatever steps it deems convenient and appropriate to address this effect,

         The ADSs are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors such as market value of the publicly held ADSs., the ADSs might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

         Registration of Shares under the Exchange Act. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the ADSs are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares of ADSs resident in the United States. Termination of the registration of the shares under the Exchange Act would substantially reduce the information required to be furnished by the company to holders of ADSs and to the Commission and would make certain of the provisions of the Exchange Act such as the requirements of Rule 13e3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the ADSs. Furthermore "affiliates" of the Company and persons holding "restricted securities" of the company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act. If registration of the Shares under the Exchange Act were terminated, the ADSs would no longer be "margin securities" or eligible for listing or NASDAQ reporting.

VII.     CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

         CHILEAN CORPORATE LAW

         Should Duke acquire control of approximately 51% of the total number of outstanding Shares, Duke would be able, with the concurrence of holders of relatively few Shares not owned by Duke, to make certain fundamental changes to the Company. More particularly, Chilean companies law provides that a vote of the holders of at least 2/3 of the outstanding shares would be required to take any of the following actions: (i) transformation, spin-off or merger of the Company; (ii) amendment to the term of duration of the Company or its early termination; (iii) change of the domicile of the Company; (iv) decrease in capital of the Company; (v) approval and valuation of capital contributions made in property other than cash; (vi) amendment to those matters to be decided at a meeting of shareholders; (vii) reduction of the number of members of the Board of Directors of the Company and limits on the powers of the Board of Directors;
(viii) sale of all of the assets and debts or sale of all of the assets of the Company; (ix) the manner of distributing surplus of the Company; and (x) the curing of technical defects in the constitutive documents of the Company or any amendment thereto.

         Chilean company law provides for statutory withdrawal rights for minority shareholders where holders of at least two thirds of the total shares outstanding make certain of the fundamental changes set forth above. Following the adoption of a resolution relating to a fundamental change by a majority of at least two thirds of the total shares outstanding a company is required to publish a notice of the passing of such resolution. Dissident shareholders have thirty days to notify the company of their dissent. The Board of Directors of the company has an additional thirty days to call another meeting of the shareholders to consider the revocation of the resolution that triggered the withdrawal right. If the Board of Directors does not call a second meeting of the shareholders or the resolution is not revoked at such meeting, all dissenting shareholders that previously notified the Company have the right to compel the company to purchase their shares in the company. Such purchases are made within thirty days of the second shareholders meeting or the date of the decision of the Board of Directors not to call such meeting, at a price determined from the weighted average trading price on stock exchanges in Chile during the preceding two months.

Under Article 54 of the Chilean Securities Market Law, any person or group of persons intending to take control of publicly traded Chilean company must announce such intent to the public by publishing in a national newspaper a notice of intention to acquire control that contains the information prescribed by such Article 54 and duly notifying the SVS and the stock exchanges in Chile on which such company's securities are traded. In accordance with Article 54, a notice of intention to acquire control was published by Duke on February 18, 1999 in La Segunda, a national newspaper and reprinted on February 19, 1999 in El Mercurio, also a national newspaper, and the SVS and Chilean Stock Exchanges were duly notified on February 18, 1999. Following the announcement by Duke of its intention to conduct the Offers, the SVS requested that Duke and the Purchaser supplement the information provided in the Article 54 notice and Duke and the Purchaser have complied with this request.

         In accordance with article 12 of the Securities Market Law, Duke must report the results of the Offers to the SVS and the Santiago Stock Exchange, the Valparaiso Stock Exchange and the Electronic Exchange within five days of the Expiration Date. In addition, the Company must give notice of the acquisition of a majority of the ownership interests of the Company within five days after the first day of the month following the month in which the purchases under the Offers are made. Duke intends to take, or cause to be taken, all steps necessary to comply with Article 12 of the Chilean Securities Market Law.

         ANTITRUST AND REGULATORY LAWS.

         There are no requirements under Chilean law that the Chilean Antitrust Authority (the "CAA") be notified of the Offers. The CAA does, however, have broad authority to investigate any intended transaction that the CAA determines is likely to cause an adverse effect on, or lessen, competition. Although it is not anticipated that the CAA will investigate the Offers, no assurance can be given that the CAA will not determine that the Offers are anticompetitive and subject to the scrutiny of the CAA.

         OTHERS. Based upon the Purchaser's examination of publicly available information concerning the Company, it appears that the Company and its subsidiaries own property and conduct business in a number of foreign countries in addition to those described above. In connection with the acquisition of Shares and/or ADSs pursuant to the Offers, the laws of certain of those foreign countries may require the filing of information with, or the obtaining of the approval of, governmental authorities therein. After commencement of the Offers, Duke will seek further information regarding the applicability of any such laws and currently intends to take such action as they may require, but no assurance can be given that such approvals will be obtained. If any action is taken prior to completion of the U.S. Offer by any such government or governmental authority, the Purchaser may not be obligated to accept for payment or pay for any offered Shares.

VIII.    INSTRUCTIONS FOR SHAREHOLDERS WHO ACCEPT THE OFFER.

With the purpose of participating in the Offer for Acquisition in Auction of Shares of Endesa, made by Duke Energy International, L.L.C., the shareholders who wish to tender their shares for sale, must concur to the office of Banchile Corredores de Bolsa S.A. or the office of their habitual Broker and follow the instructions given below:

1. Concur as soon as possible, with which you will obtain a better service, and will avoid any obstacle that it may be impossible to cure due to the strict time periods of the Offer. In addition, you must bear in mind that you are entitled to revoke your order until 6.00 p.m. of the second stock exchange business day prior to the date of the Auction.

2. As in the case of any normal stock exchange transaction Banchile will request the necessary documents in order that the shares that you instruct it to sell are listed in your name in the Custody of Banchile.
Specifically, you must present the following background information.

NATURAL PERSONS:

Exhibit identification card.
If you act represented by a third party, a certified copy of the current power of attorney with sufficient authorities granted by public deed before a Notary Public must be exhibited. No photocopies will be accepted.
For women, and in accordance with their condition, documents specified in attached Exhibit will be requested.
Only in the case of First Issue shares, Certificate given by Endesa evidencing the number of First Issue shares and their date of acquisition. Share certificates, unless Banchile releases you of this requirement.

LEGAL ENTITIES:

Exhibit identification card of the legal representative(s)
Exhibit the Taxpayer Card of the Company
Copy of the current power of attorney of representation with sufficient authorities delivered or attested to by a Notary Public. Copy of legal background information about the respective legal entity, including the information specified in the attached Exhibit. For those companies with legal background duly informed and approved by the Shareholders Registry of ENDESA, it will not be necessary to provide the documentation specified above. Share certificates unless Banchile releases you from this obligation.

3. Banchile, at the time of your concurrence, will ask you to complete and sign the following documents.

Selling Order:

Identifies the selling shareholder, the amount of shares that it is offering to sell, the Date and Time of the offer and other information about the Offer. THIS DOCUMENT MUST BE SIGNED BEFORE BANCHILE BY THE SHAREHOLDER, a copy remaining in its possession. In the event the shareholder offers to sell ordinary shares and First Issue Shares, it must sign a Selling Order for each type of share.

Client Record
Document required by SVS regulations, that is filled in and signed by you in the same act.

SHARE TRANSFER

This document must indicate: The number of shares to be transferred, the number of certificates attached and the additional background about your identification as a seller.

In the event you offer to sell ordinary and First Issue Shares, you must fill in a transfer for each case, each associated with the respective Selling Order.

4. It is an essential and indispensable condition that the shares that you offer for sale must be free from encumbrances, prohibitions, embargoes and in general any circumstance that prevents their free assignment or transfer. In the event your Shares are affected by any of these impediments, you must solve them previously to be able to participate in the offer.

5. If you decide to revoke the Selling Order, you must personally give notice to the Broker to whom you gave the respective Order, and for this purpose, you must fill in the form of Revocation of Order, which must be signed with the same formalities as those required for the Orders for Sale. Revocation of orders shall only be received until 6.00 p.m. of the second stock exchange business day prior to the auction.

6. The payment of the Shares sold (all or part of them if they are allocated to a pro rata basis) of the Selling Orders given to Banchile, will be made 48 stock exchange business hours following the date of the Auction, by nominative check made out in your name, and after you have signed the receipt for the money and release. The place and date of payment will be duly announced by a notice in the press. Those shareholders with information of their bank accounts registered in ENDESA, will be able to request to have the aforementioned check deposited in it.

In this same time period the other Brokers will be paid by Banchile for the shares sold corresponding to the Selling Orders expedited through them who are responsible for payment to their clients. You must ask your Broker about the definite form, place and date of payment.

7. If there is an allocation on a pro rata basis, Banchile will return to its clients and to the Brokers the surplus unsold shares within the 7 business days following the date of the Auction.

8. Banchile will keep you and the public in general informed with respect to the process and particularly the special places for attention to the public, the date of the Auction and the pro ration factor.

9. You can obtain further information and details directly in the office of Banchile Corredores de Bolsa S.A., look up our Internet page www.banchile.cl or our Telephone No. 800-202820, especially qualified for these purposes.

                                    EXHIBIT 1

            INFORMATION REQUIRED ACCORDING TO THE TYPE OF SHAREHOLDER



                                      WOMAN



- In case of a married woman, a recently issued Marriage Certificate or an authorized copy of the Marriage Booklet must be attached. (These documents evidence whether she is married with or without separation of property)


- In case of being separated of property the woman can freely sell her shares.


- In case of not being separated of property either the sales documents must be executed by her husband, or her husband must grant the respective power of attorney before Notary Public.


- In case of being single, she must subscribe a affidavit signed before a Notary Public about her Civil status, according to the form that will be provided.


-     In case the shares were acquired under her Reserved Networth pursuant to article 150 of the Chilean Civil Code, a statement with that purposes must be subscribed, which will be understood as part of the shares transfer, and the information evidencing the existence of such networth on the date of purchase of the shares must be attached (at least two public or private documents such as labor contracts, payroll, and fees invoices).


--------------------------------------------------------------------------------


                                     MINORS

         LEGITIMATE CHILD



         The legitimate child must be represented by his/her father (mother in default*) which must be evidence by attaching a notarized copy of the respective Marriage Booklet or in case of default, by both a birth and a marriage certificates.



         * The father is understood to be in default when is dead or in case a judicial decision grants power of administration of child`s networth the mother, then either a dead certificate of the father or a note in the Marriage Booklet evidencing his death, or the corresponding judicial decision.



          ILEGITIMATE CHILD


         Legal information evidencing the appointment of the respective guardian or administrator of the child. (Judicial decision and the guardian`s appointment deed).


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                       REPRESENTATIVES OF NATURAL PERSONS

         Original public deed of general or special power of attorney must be attached (this power must not be of more than six months old. If older a certificate of validity issued by the respective Notary Public or Judicial File is required).



         In case a woman is represented, the information background requested to women must be attached.


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                                 Page 54 of 59

                                 LEGAL ENTITIES



         1.-      CORPORATIONS



A)       Copy of the Deed of Incorporation
B) A current copy, not older than 30 days, of the Company's registration of the Commercial Registry, with its marginal annotations.
C)       Publication of the excerpt of the constitution in the Official Gazette.
D) Public deed of power of attorney of the representative of the Company with its corresponding registration in the Commerce Registry, if any.
E)       Documentation A to C related to amendments of the Company`s By-Laws.
F)       Original Taxpayer Card of the Company

         2.-      LIMITED LIABILITY COMPANIES



A)       Copy of the Deed of Incorporation
B) A current copy, not older than 30 days, of the Company's registration of the Commercial Registry, with its marginal annotations.
C)       Publication of the excerpt of the constitution in the Official Gazette.
D) Public deed of power of attorney of the representative of the Company with its corresponding registration in the Commerce Registry, if any.
E)       Documentation A to C related to amendments of the Company`s By-Laws.
F)       Original Taxpayer Card of the Company


         3.-      COLLECTIVE COMPANIES



A)       Copy of the Deed of Incorporation.
B) A current copy, not older than 30 days, of the Company's registration of the Commercial Registry, with its marginal annotations.
C) Public deed of power of attorney of the representative of the Company with its corresponding registration in the Commerce Registry, if any.
D)       Documentation A and B related to amendments of the Company`s By-Laws.
E)       Original Taxpayer Card of the Company.

         4.-      NON PROFITS ORGANIZATIONS AND FOUNDATIONS

     -   By-Laws

     -   Existence authorization
     -   Power of attorney of the legal representative.
     -   Original Taxpayer Card.

NOTE: Powers of attorney of the representatives of the legal entities, must not be older than six months. If they are older certificate of validity issued by the respective Notary Public or Judicial File is required

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                             SHAREHOLDERS COMMUNITY

1. If the shareholder is a community form by one or more natural persons or legal entities, each one of its members must subscribe the sales documents, or at least grant a power of attorney by public deed in recent date.



2. If there are legal entities in the community, the documentation mentioned for them must be attached.


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                      HEREDITARY SUCCESSION AS SHAREHOLDER


1.       Copy of the registration of the judicial order of effective possession.



2.       Copy of the will and its registration, if any.



3. Inventory of the assets of the dead person, including the shares under the sale.



4.        Documentation evidencing the inheritance tax payment or its exemption.

5. In the case of any of the successors assigned his/her rights in the succession, all documents regarding the assignment of succession rights must be attached.



6. In case any of the successors is a married woman with separation of property, she must provide evidence of such separation of property; otherwise her husband must sign the sale documentation.


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                              SHARES WITH USUFRUCT



         Both the usufructuary and the owner must subscribe the sale documents.

                                    EXHIBIT 2

                                                       Order No:______________
                                                       Date:__________________
                                                       Time: _________________

SELLING ORDER ENDESA AUCTION.

SHAREHOLDER: __________________________
ADDRESS: ______________________________
ISSUER: ENDESA  QUANTITY   OF SHARES_______    MINIMUM PRICE: $250
TERMS OF PAYMENT: NORMAL CASH          ORDER NOT SUBJECT TO COMMISSION.

I expressly authorize ________(the Broker) to execute this Order in the Auction of Shares (the Auction) that Banchile Corredores de Bolsa S.A. (Banchile) will hold on a stock exchange in Chile, as part of the Offer for the Acquisition in Auction of ENDESA Shares (the Offer) made by DUKE Energy International, L.L.C. (Duke International) and subject to the conditions set forth in such Offer. In view of the characteristics of the Offer, the Broker will not be obliged to abide by the regulatory sequence in its execution or distribution.

I state that the shares offered for sale, are registered in my name in ENDESA, fully paid, free from encumbrances, prohibitions, embargoes, lawsuits, precautionary measures, suspensive or resolutory conditions and, in general, from any circumstance that could prevent their free assignment or transfer.

I accept that this Selling Order is irrevocable from 6.00 p.m. of the second stock exchange business day prior to the date of the Auction.

I hereby name the Broker as my representative, so that by virtue of the transfer signed on this date, it may register in its name the shares that are identified in this Selling Order, with the object of facilitating the performance of this order. This procedure is done in order to facilitate the fulfillment of the Regulations of the Bolsa de Comercio de Santiago and does not purport the intention of acquiring for itself the shares that I have ordered to be sold. In any event, I expressly instruct the Broker so that the transfer will not be expedited before the fifth day prior to the Extraordinary General Shareholders' Meeting of Endesa, that must be held on April 8, 1999.

I authorize the Broker to accumulate this Selling Order with other orders in one or more divisible or indivisible lots.

I authorize the Broker so that in the event the aggregate shares offered to be sold in the Auction exceed the quantity of shares offered to be purchased therein the Proration factor defined in the Offer be applied.

I expressly authorize the Broker so that in the event a Proration Factor is applied in the sale of the Shares in the Auction, the unsold surplus be returned to me within the seven business days following the date of the Auction, and such shares shall remain in the custody of Endesa in my name. For these purposes, I expressly authorize the Broker to represent me.

I expressly accept that those shares that for any reason or motive are not properly listed in the name of Banchile at 6.00 p.m. on the stock exchange business day prior to the auction, shall not be included in it.

I accept that the performance of this Selling Order is subject to the conditions indicated by DUKE International in the notice of Offer published in the newspaper El Mercurio, on February 25, 1999 and its eventual modifications, and consequently, this order is conditioned to the fact that the Auction is effected.

I authorize Banchile to publish the notice for the Auction, stipulated in the stock exchange regulations.

I state that I am a Chilean person.

I authorize the Broker to carry out this Selling Order through Banchile Corredores de Bolsa, in the same terms contained in this document, for which purpose I authorize it to sign the corresponding Selling Order and that the Shares that I have ordered to be sold be listed in the name of Banchile Corredores de Bolsa in the Shareholders' Registry of ENDESA.

I state that I know and accept the terms contained in the Offer and by virtue thereof, I sign this Selling Order. I particularly know and accept that Duke International or the Chilean Affiliate of Duke Energy Corporation (the Affiliate) that may be organized will not acquire the shares offered in terms and conditions other than those mentioned in its offer and that in the event that the shares are not acquired by that company or because the Auction is not effected, no right, indemnification, payment or reimbursement whatsoever will be generated in favor of those who have made offers for sale, nor will it give rise to any obligation or liability on the part of Duke International, the Affiliate, Banchile Corredores de Bolsa S.A, their respective attorneys-in-fact, advisers or representatives.

I authorize the Broker and Banchile to complete, as the case may be, all the antecedents of the transfer of Shares that may be necessary, all this according to what is stated in this Selling Order


-----------------------------                        ---------------------
BY STOCK EXCHANGE BROKER                                      SHAREHOLDER